EXHIBIT 10.47

                        Peak Entertainment Holdings, Inc.
                           Bagshaw Hall, Bagshaw Hill
                        Bakewell, Derbyshire, UK DE45 1DL
                             Tel: +44(0)1629 814555
                             Fax: +44(0)1629 813539

                                                                   March 1, 2005

Mike Diprose, Chief Executive Officer
Maverick Entertainment Group plc
Belmont House,
13 Upper High Street,
Thame,
Oxfordshire
OX9 3ER.

         Re:      Letter of Intent

Dear Mr. Diprose:

      The purpose of this letter is to further our discussions concerning the possible business combination of Peak Entertainment Holdings, Inc. ("Peak") and Maverick Entertainment Group plc ("Maverick"), by means of share exchange, merger, or other similar acquisition transaction exercisable at Peak's discretion, and based on market capitalizations at the time of exercise of the option. We would like you to consider and respond to the following proposal, which is not intended to be a binding offer and is contingent on the completion of our due diligence, but will serve as a basis for further discussions and negotiations and should not to be deemed as drafted solely by Peak as both parties have had input into the content of the letter agreement.


      1. Acquisition. Peak and Maverick will exchange shares of capital stock with one another. Alternatively, Maverick will be merged into Peak or with a wholly owned subsidiary of Peak. It is agreed that both parties see an advantage to retaining a public listing in both the UK and US markets and as such this transaction will be complex and protracted. It is therefore agreed that a commercial arrangement (see appendix1) will take place immediately with a view to this formal transaction within a four-month period.

      2. Consideration. The transaction will be based on a valuation of Peak, and a valuation of Maverick based on market capitalizations at the time of exercise of the option, which values the parties acknowledge will be reached through an arm's length negotiation. Peak has approximately 26,511,288 shares issued and outstanding. Maverick has approximately 590,000,000 shares of capital stock outstanding on a fully exercised and fully converted diluted basis. Except as stated in their public filings, neither Peak nor Maverick have any outstanding


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            rights or securities convertible into or to acquire additional shares. There will be no material change in the outstanding capitalizations before closing, except that Peak intends to engage in material fundraising efforts. This transaction will take place within a four-month window ending June 31, 2005 and in that period Maverick grant to Peak exclusivity and warrant not to pursue any third party transactions without prior consent from Peak.

      3. For the period ending August 31, 2005, commencing from the close of the contemplated transaction provided for herein, Peak shall have the right, but not the obligation, to exchange shares of Peak for shares held by management of Maverick at the same transaction exchange ratio as provided for herein.

      4. Options. Outstanding options and other rights to purchase shares of Maverick capital stock will be converted into options to purchase Peak's common stock at the same exchange ratio as provided for in paragraph 2, with the exercise price being proportionately adjusted.

      5. Tax and Accounting Consequences. The acquisition is intended to be structured to be tax-free for U.S. federal income tax purposes.

      6. Due Diligence. Peak and Maverick, and their respective attorneys, accountants and other representatives will each have full access to the books, records and technology of the other to complete its due diligence investigation of each other's business and financial condition before execution of the definitive acquisition agreements.

      7. Representations and Warranties; Indemnity; Escrow. In the definitive acquisition agreement, Peak and Maverick will each make customary representations and warranties to each other.

      8. Shareholder Approval. The transaction will be subject to approval by Maverick's and Peak's shareholders, as and if required, and by Peak's debenture holders, which shall be sought as promptly as is feasible using the parties' best efforts.

      9.    Employment/Noncompetition Agreements. To be discussed.

      10. Employee Matters . Peak anticipates that it will consolidate Maverick's finance and operations functions in Peak's office and Maverick will retain its current offices within its current lease and there after providing the company identifies a justifiable requirement.


      11. Board of Directors. Upon closing, the Board of Directors of Peak and Maverick shall consist of two Maverick nominee directors to be added to whatever number of directors are on Peak Board at the time. The new Board shall select the independent accountants for future fiscal years. Further, consideration to be given


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            to the option for a Director of Peak to sit on the Maverick Board and a Director of Maverick to sit on the Peak Board.

      12. Conditions to Closing. The closing of the merger will be subject to customary closing conditions, including approval by the requisite percentage of Maverick shareholders, the absence of any breach of any representations and warranties, the absence of material undisclosed liabilities, compliance with applicable securities and other laws, the absence of material adverse changes in the financial or business condition or liabilities of Maverick, and receipt of appropriate audited financials. It also will be a condition to closing that there be no material changes in Maverick's capital structure, royalty, salary or bonus plans before the closing, that Maverick's material agreements are not adversely affected by the proposed acquisition, and that Maverick use its best efforts to retain its key employees.

      13. Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, Maverick will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $100,000 (other than end-user license agreements pursuant to Maverick's standard end-user license agreement), any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying Peak. Maverick will not terminate any employees without consulting with Peak.

      14. Closing . It is anticipated that the definitive agreements will be executed by February 28, 2005, and that the transaction will be consummated by March 31, 2005, or as soon thereafter as is reasonably feasible, or such other date as is set forth in the definitive agreements.

      15. Exclusive Period of Negotiation . Upon the signing of this letter of intent, the parties will enter into good faith negotiations to execute definitive agreements consistent with the terms and conditions of this letter on or before February 28, 2005. Accordingly, Maverick agrees that, after signing this letter and until May, 31, 2005 (the "Exclusive Period"), Maverick will not, and will not permit its officers, directors, employees, agents or representatives to, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with or provide any information to any third party concerning the possible acquisition or sale of Maverick or its stock, business or assets or any other transaction that would be inconsistent with the transaction contemplated by this letter.

      16. Disclosure. No announcement of this Agreement shall be made without notice to and approval of the other party, which shall not be unreasonably withheld. The parties understand that applicable rules and regulation may require the public disclosure of this agreement. Peak will issue a press release upon signing the definitive agreement. Peak and Maverick agree to take all reasonable precautions to prevent any trading in Peak securities by their respective officers, directors,


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            employees and agents having knowledge of the proposed acquisition until the proposed acquisition has been sufficiently publicly disclosed. The parties understand and agree that until the press release is issued, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of Peak and Maverick on a need-to-know basis.

      17. Professional Fees . Each party will pay the fees of its own accountants, attorneys, investment advisors and other professionals.

      18. Confidentiality. The parties agree to protect the non-public confidential information (the "Evaluation Material") of the other party received during the negotiations contemplated by this letter, and each party hereby reaffirms such obligations. The Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the parties, and not in any way directly or indirectly detrimental to the other or its subsidiaries, and unless and until the parties have completed the contemplated acquisition pursuant to a definitive agreement, such information will be kept confidential by each party and its advisors, except that the Evaluation Material or portions thereof may be disclosed to those of its directors, officers, employees and representatives of your advisors (collectively, "Representatives") who need to know such information solely for the purpose of evaluating a possible acquisition (it being understood that, before disclosing the Evaluation Material or any portion thereof to such Representatives, each party will inform them of the confidential nature of the Evaluation Material and obtain their agreement to be bound by this agreement and not to disclose such information to any other person). The parties agree to be responsible for any breach of this Agreement by your Representatives.

                  In the event that a party or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, the disclosing party shall provide the other party with prompt prior written notice of such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions hereof, the disclosing party agrees to furnish only that portion of the Evaluation Material which the disclosing party is advised by written opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material. If the definitive agreement is not consummated, or at any other time upon written request, a receiving party of Evaluation Material shall promptly return all copies of the Evaluation Material, and promptly destroy all copies of any analyses, compilations, studies or other documents prepared by or for the receiving party. This confidentiality agreement shall expire on the third anniversary date of this Letter of Intent, unless sooner expired by the parties entering into a definitive acquisition agreement.


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      19.   Nature of Negotiations. The parties understand that the negotiations described in this letter are merely preliminary negotiations. This letter does not constitute a binding proposal or offer by Peak or Maverick. Any such proposal or offer, if made, will be subject to execution of definitive agreements containing conditions, including but not limited to those referenced in this letter.

      20. Governing Law. All matters related to this Letter of Intent and the definitive agreements shall be governed by the laws of the State of New York, without giving effect to its conflict of law principles. Any dispute which may arise between the parties arising out of or in connection with this Agreement shall be adjudicated before a court located in New York County in the State of New York, and the parties hereby submit to the exclusive jurisdiction of the state and federal courts located in New York County in the State of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in this letter. The parties agree to waive its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement and the agreements contemplated hereby.

      21. Effect of this Letter. Except for paragraphs 14 through 21 of this letter, which create binding obligations of Peak and Maverick as indicated, this letter creates no liability or obligation on the part of either Maverick or Peak. Neither party will have any obligation to consummate the transactions contemplated by this letter unless and until definitive agreements concerning the proposed transaction are executed by both parties and the conditions set forth in the definitive agreement are satisfied.

      22. Remedies. In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy available at law or equity for such breach.

      We at Peak are enthusiastic about a business combination with Maverick and look forward to working with you. If this letter accurately sets forth our understanding, please sign and return a copy to me so that we may continue our remaining negotiations.

                                       Very truly yours,

                                       Peak Entertainment Holdings, Inc.

                                       By: /s/ Wilf Shorrocks
                                           Wilf Shorrocks, CEO and Chairman

                                                        7/3/05


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AGREED TO AND ACCEPTED:

Maverick Entertainment Group plc

By:      /s/ Mike Diprose                            7/3/05
         Mike Diprose, Chief Executive Officer


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Appendix 1

                            REPRESENTATION AGREEMENT

THIS AGREEMENT is made on the 7th day of March 2005

      BETWEEN

      1. MAVERICK ENTERTAINMENT GROUP PLC of Belmont House, 13 Upper High Street, Thame, Oxfordshire, OX9 3ER. ("Principal")

      2. PEAK ENTERTAINMENT Ltd of Bagshaw Hall, Bagshaw Hill, Bakewell, DE45 1DL. ("Licensor")

1.    DEFINITIONS

      The following terms shall have the following meanings for the purposes of the Agreement:

1.1   "Accounting Day": 30th April

1.2   "Intellectual Property" means the intellectual property listed on Schedule
      1

1.3 "Intellectual Property Merchandising Rights" the right to use the Intellectual Property during the Term of this Agreement and all trade marks, copyright and design rights therein in connection with the manufacture, distribution, sale, exploitation and advertising of merchandise.

1.4 "Business": the negotiation of Licenses of Merchandising Rights by the Licensor as agent for the Principal and all matters related thereto.

1.5 "Character Merchandising Rights" the right to use the fictitious characters associated with the Intellectual Property and agreed upon from time to time and developed by the Principal during the Term of this Agreement and all trademarks and copyright therein in connection with the manufacture, distribution, sale, exploitation and advertising of merchandise in connection with the Intellectual Property.

1.6 "Commission" the Commission payable to the Licensor is 35% of gross receipts in the UK and 40% of gross receipts in the rest of the world.

1.7 Subject to the terms of this Agreement, Peak shall have the sole and exclusive right to exploit the Series in the Territory in the media of Television Broadcasting, and to retain thirty-five percent (35%) of all gross revenues generated therefrom. Peak shall be the sole administrator of the music publishing to the Series in the Territory (which shall be


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      either in the public domain or available for license through ASCAP or BMI)
      and shall be entitled to retain thirty-five percent (35%) of gross revenues therefrom subject to any existing obligations on the date hereof.

1.8 "Expiry Date" 28th February 2008 but will automatically renew for the same term if a minimum (pound)500,000 in royalties has been paid to Maverick.

1.9 "Gross Royalty" the gross royalty actually received from a Licensee pursuant to a License together with (where applicable) an amount equal to the benefit or value of any available tax credit, repayment, exemption, allowance or deduction (available as a consequence of or in connection with such credit, repayment, exemption or allowance) whether pursuant to any domestic or local tax legislation or regulation or pursuant to any applicable double taxation treaty and whether or not such tax credit, repayment, exemption, allowance or deduction has been claimed.

1.10 "License" a License upon the Licensor's standard form of Licence Agreement to use the Merchandising Rights granted by Licensor to a licensee within the Territory during the Term, a copy of which is attached, as amended from time to time by agreement in writing between the parties.

1.11 "Licensee" means a person or company to whom the right to exploit the Merchandising Rights has been given.

1.12 "Merchandising Rights" the rights to license the Intellectual Property merchandising rights to third parties or subsidiaries/divisions of Peak Entertainment Ltd.

1.13 "Quarter" means a three month period ending on 31st March, 30th June, 30th September and 31st December.

1.14 "Term" the period starting on the date of this Agreement and ending on (and including) the Expiry Date unless earlier determined as provided in this Agreement.

1.15  "The Territory" means the world.

1.16  "The Parties" mean the Principal and the Licensor.

1.17  "Principal" means the person or persons who own the Intellectual Property

1.18 "Licensor" means the company who has been granted the right from the Principal to grant Licenses to Licensees in relation to the Intellectual Property

2.    GRANT AND RESERVATIONS

2.1 Subject as provided below the Principal grants to the Licensor for the Term the right to negotiate with and grant manufacturers and other interested parties in the Territory Licences in relation to the manufacture and distribution in the Territory of merchandise pursuant to the terms of this Agreement.


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2.2   Without prejudice to the remaining provisions of this Agreement Principal reserves the right:

      2.2.1 to vary its standard form licences in respect to any one or more prospective licensees;

      2.2.2 at its sole discretion to decline without giving reasons to consenting to the Licensor entering into any one or more Licences negotiated by the Licensor on its behalf;

      2.2.3 to exclude certain products included under this Agreement (see
            Schedule 2 Excluded Products);

3.    PRINCIPAL'S OBLIGATIONS

      The Principal agrees severally with the Licensor throughout the Term:

3.1   Support and Information

      To support the Licensor in its efforts to promote Business and in particular to supply samples of artwork, promotional material, drawings, and general information relating to the Merchandising Rights as are available to it upon the execution hereof and shall keep the Licensor reasonably so supplied throughout the Term provided that the Principal shall not be obliged to incur any cost in providing such support.

3.2   Advertising and Promotion

      3.2.1 To refer to the Licensor any enquiries from prospective licensees or other leads in the Territory.

      3.2.2 To supply to the Licensor information which may come into its possession which may assist the Licensor in carrying on the Business.

3.3   Maintenance of Rights

      Subject to Clause 4.5 of this Agreement to maintain its Merchandising Rights during the Term and not to cause or permit anything which may damage or endanger them or its title to them or assist or suffer others to do so or to consult with the Licensor if the Merchandising Rights are or appear likely to be damaged or endangered.

4.    LICENSOR'S OBLIGATIONS

      The Licensor agrees with the Principal throughout the Term as follows:

4.1   Diligence


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      At all times to work diligently to protect the interests of the Principal and the Intellectual Property.

4.2   Scope of activity and authority

      4.2.1 Not to describe itself as agent or representative of the Principal except as expressly authorised by this Agreement.

      4.2.2 Not to pledge the credit of the Principal in any way.

      4.2.3 Not to make any commission or demand or receive payment from a licensee for the grant or renewal of a Licence apart from the agreed Commission.

      4.2.4 Not to make any representations or give any warranties to prospective licensees other than to those contained in the terms of the Licence.

4.3   Promotion

      To use its best endeavors to induce manufacturers to make use of the Merchandising Rights in relation to the manufacture, promotion or sale of goods in particular by:

      4.3.1 personal visits to and correspondence with potential licensees;

      4.3.2 advertising and distribution of publicity matter subject however to the specific prior approval in writing in all cases by the Principal of the form of such advertising and publicity matter;

      4.3.3 attendance at trade shows and other sales outlets;

      4.3.4 preparing a licensing brochure for the Intellectual Property within a reasonable period of the date of this Agreement in a form approved by the Principal in writing prior to use.

4.4   Licences and Approvals

      4.4.1 Before entering into any Licence to provide details of the proposed Licensee to the Principal.

      4.4.2 Only to enter into Licences with Licensees in the terms of a licence in a form which has been agreed with the Principal in and not to agree any amendments to the Licence without the consent of the Principal.

      4.4.3 Forthwith on a Licence being entered into with a Licensee to provide to the Principal a true copy of the Licence.


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      4.4.4 Before permitting the commencement of manufacture to submit to the
            Principal for approval a sample of each design to be used on products, a sample of any written material to be used on products, a sample of any packaging material and (where the product is to be sold with confectionery) a sample of all printing inks and constituent elements of the product (e.g. resin for PVC collectibles). If the design is approved by the Principal the Licensor will further submit to the Principal for approval a sample of each product bearing the approved design together with packaging. The Licensor shall not authorize any Licensee to manufacture any product bearing a design not so approved. Prior to sale to ensure that all necessary safety certificates and licences are obtained and a copy forwarded to the Principal.

      4.4.5 If the Licensor shall breach any of the terms of this Clause 4.4 and such breach if capable of remedy is not remedied within 30 days of receipt of a written notice of such breach from the Principal this shall entitle the Principal to terminate this Agreement forthwith without further notice.

4.5   Protection of Property

      4.5.1 Not to cause or permit anything which may damage or endanger the Merchandising Rights or the Principal's title to them or assist or allow others to do so.

      4.5.2 To notify the Principal of any suspected infringement of Merchandising Rights.

      4.5.3 To take such reasonable action as the Principal (as appropriate) may direct at the expense of the Licensor in relation to such infringement.

      4.5.4 To compensate the Principal for any use by the Licensor of the Merchandising Rights otherwise than in accordance with this Agreement.

      4.5.5 To ensure that each Licence includes an indemnity for the Licensor against any liability incurred to third parties for any use of the Merchandising Rights otherwise than in accordance with this Agreement and the Licence.

      4.5.6 On the expiry or termination of this Agreement forthwith to cease to use the Merchandising Rights save as expressly authorised by the Principal in writing.

      4.5.7 To apply for registration of the Merchandising Rights as a trade mark (where appropriate) at the Licensor's expense (in any part of the world) on behalf of the Principal


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      4.5.8 Not to use the Merchandising Rights otherwise than as permitted by this Agreement.

      4.5.9 Not to use any name or mark similar to or capable of being confused with any part of the Merchandising Rights.

      4.5.10 Not to use the Merchandising Rights except directly in the Business.

      4.5.11 Not to use any part of the Merchandising Rights or any derivation of it in its trading or corporate name.

      4.5.12 To hold any additional goodwill generated by the Licensor for the Merchandising Rights or the Business as bare trustee for the Principal.

4.6   Good Faith

      In all matters to act loyally and faithfully toward the Principal.

4.7   Compliance

      4.7.1 To obey the Principal's reasonable orders and instructions in relation to the conduct of the Business.

      4.7.2 To conduct the Business in an orderly and businesslike manner maintaining at its own expense an office and organisation suitable and sufficient for the proper timely and efficient conduct of its obligations under this Agreement and to comply in the conduct of the business with all applicable laws, bylaws and requirements of any governmental or regulatory authority applicable to the Business.

4.8   Disclosures

      On entering into this or any other agreement or transaction with the Principal during the Term or any extensions of it to make full disclosure of all material circumstances and of everything known to it respecting the subject matter of the relevant contract or transaction which would be likely to influence the conduct of the Principal including in particular the disclosure of other agencies in which the Licensor is interested directly or indirectly.

4.9   Secrecy

      4.9.1 Not at any time during or after the Term to divulge or allow to be divulged to any person any confidential information relating to the Business or affairs of the Principal other than to persons who have signed a secrecy undertaking in the form approved by the Principal.


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      4.9.2 Not to permit any person to act or assist in the Business until such a person has signed such undertaking.

4.10  Accounts

      To keep accurate and separate records and accounts in respect of the conduct of the Business and in accordance with good accountancy custom and practice in England and in particular:

      4.10.1 Have them audited by qualified auditors once a year during the Term.

      4.10.2 Submit copies of audited accounts to the Principal on an annual basis no later than the 60th day following the end of its financial year (30th April each year).

      4.10.3 Keep said accounting records for not less than six years.

      4.10.4 No later than four months after the end of each Accounting Day supply to the Principal an auditors unqualified certificate confirming that the Licensor has remitted to the Principal the correct amounts of monies due under this Agreement.

      4.10.5 Permit a qualified accountant appointed by the Principal such qualified accountant to include the Internal Audit Department of the Principal to inspect the said accounting records for the purpose of verifying the amounts payable at all reasonable times.

4.11  Payment of Monies

      4.11.1 The Licensor shall diligently collect royalties due from Licensees.

      4.11.2 The Licensor shall within forty five (45) days of the end of each quarter or such other period agreed between all the Parties from time to time supply to the Principal a schedule showing royalties received and an estimate of royalties outstanding from licensees together with an aged analysis of outstanding monies together with details of actions taken to recover such outstanding monies.

      4.11.3 The Licensor shall immediately and in any event within 7 days following receipt of an invoice in respect of the same following the end of each Quarter (or such other period agreed between all the Parties from time to time) pay by direct telegraphic transfer into an account nominated by the Principal (as set out below) royalties received by the Licensor (after deducting Commission due to the Licensor) in such prior Quarter. Such monies shall become due from the date of invoice.


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            Bank Details:
            Bank: Barclays
            Sort Code: 20-71-64
            Account Name: Maverick Entertainment Limited
            Account Number: 70331783  02

      4.11.4 The Agent shall pay interest if it shall make a late payment of monies previously received by the Licensor at the rate of 4% per annum above the base rate for the time being of Lloyds Bank Plc.

4.12  Customer List

      To keep a list of actual and potential Licensees and to supply a copy of it to the Principal upon request.

4.13  Inspection of Books and Premises

      To permit the Principal or its representatives at all reasonable times to inspect all things material to the Business and to take copies of any relevant document and for this purpose enter any premises used in connection with the Business.

4.14  Assignment

      Not to assign charge or otherwise deal with this Agreement in any way without consent of the Principal.

4.15  Delegation

      Not to delegate any duties or obligations arising under this Agreement otherwise than may be expressly permitted under its terms.

4.16  Pay Expenses

      To pay all expenses of and incidental to the carrying on of the Business.

4.17  Information

      To provide the Principal within 30 days of the end of each Quarter with the following information:

      4.17.1 details of royalty received;

      4.17.2 a forecast of royalties to be received in the next three months;

      4.17.3 details of royalty due and not paid;


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      4.17.4 a licensee progress statement; and

      4.17.5 stocks of Licensed Products.

4.18  Sales Targets

      The Licensor shall meet the sales targets agreed from time to time with the Principal. For the avoidance of doubt the targets agreed shall be for net royalties being gross royalties after deduction of commission and distribution expenses only. Distribution expenses are to be capped at a maximum 5% of gross royalties where applicable.

5.    TERMINATION

      5.1 This Agreement shall terminate automatically on the Expiry Date and in the case of Clauses 5.2 to 5.7 inclusive, forthwith upon service of written notice to that effect.

5.2   Breach

      If any of the parties fails to comply with any of the terms and conditions of this Agreement and such failure if capable of remedy is not remedied within thirty (30) days of receipt of a written notice of such failure that the party not in default may terminate this Agreement by giving 30 days notice to the other.

5.3   Insolvency

      If the Licensor goes into either compulsory or voluntary liquidation (save for the purpose of reconstruction or amalgamation) or if an administrator or administrative receiver is appointed in the respect of the whole or any part of its assets or if the Licensor makes assignment for the benefit of or composition with its creditors generally or threatens to do any of these things (or any judgment is made against the Licensor or any similar occurrence in any jurisdiction affected the Licensor).

6.    TERMINATION CONSEQUENCES

6.1   Procedure

      On the termination of this Agreement the Licensor undertakes:

      6.1.1 to return to the Principal all samples, drawings, publicity, promotional and advertising material used in the Business;

      6.1.2 not to make any further use nor reproduce nor exploit in any way the Merchandising Rights or the Principal's name or any mark or representation confusingly similar to the Merchandising Rights.


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6.2   Commission on Termination

      6.2.1 Provided that termination is not due to a breach of this Agreement by the Agent the Agent shall be entitled:

            6.2.1.1 to Commission in respect of Licences granted before the date of termination but (subject to 6.2.1.2 below) not in respect of Licences granted by the Principal after that date notwithstanding that the Licensor may have been responsible in whole or in part for the negotiation of the terms of any such Licence.

            6.2.1.2 In respect of renewals of Licences granted prior to termination that Licensor shall be entitled to receive Commission under the renewed licence at the rate of 50% of the Commission it would have received had this Agreement not been terminated but limited to a period of 2 years following the date of renewal of the Licence provided that the new Licence is in respect of the Products identical to the Products licensed to the previous Licence negotiated by the Licensor.

      6.2.2 If termination is due to a breach by the Licensor then the Licensor shall not be entitled to commission in respect of sales by licensees after the date of termination.

      6.2.3 On termination for whatever reason the Licensor shall cease to be entitled to collect royalties from licensees and instead the Principal shall collect such royalties and shall then account to the Licensor for the commission within 14 days of the Principal's receiving royalties from Licensees. On termination the Licensor shall pass to the Principal all its records relating to collection of royalties and in particular information relating to outstanding royalties.

6.3   Existing Rights

      The expiry or termination of this Agreement shall be without prejudice to any rights which have already accrued to either of the parties under this Agreement.

7.    INDEMNITY

7.1 The Licensor shall indemnify the Principal against all actions, claims, costs, damages and expenses which it may suffer to sustain as a result of actions of the Licensor which have not been authorised by the Principal..


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7.2   The Principal shall indemnify the Licensor against all actions, claims, costs, damages and expenses arising out of the Licensor's use of the Intellectual Property in accordance with terms of this Agreement.

8.    INSPECTION

      The Licensor shall permit the Principal at all reasonable times to inspect the Licensor's premises in order to satisfy itself that the Licensor is complying with its obligations under this Agreement.

9.    MISCELLANEOUS

9.1   No Waiver

      No waiver by the Principal of any of the Licensor's obligations under this Agreement shall be deemed effective unless made by the Principal in writing nor shall any waiver by the Principal in respect of any breach be deemed to constitute a waiver of or consent to any subsequent breach by the Licensor of its obligations.

9.2   Notices

      Any Notice to be served on either of the Parties by the other shall be sent by pre-paid Recorded Delivery or Registered Post or by facsimile to the address stated in Clause 1 and shall be deemed to have been received by the addressee within 72 hours.

9.3   Arbitration

      All questions or differences whatsoever touching this Agreement shall be referred to a single arbitrator to be agreed upon by the Parties, or, failing agreement, to be appointed by the then President of the Law Society, such arbitrator to have all powers conferred on arbitrators by the Arbitration Act 1950 or any statutory modification or re-enactment of it for the time being.

9.4   Choice of Law

      This Agreement shall be governed by English Law in every particular including formation and interpretation and shall be deemed to have been made in England.

10.   TRANSMISSION OF BENEFIT

      This Agreement shall be binding upon and inure to the benefit to the Principal and its successors and assigns.


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11.   ENTIRE UNDERSTANDING AND VARIATION

      11.1 This Agreement embodies the entire understanding of the parties in respect of the matters contained or referred to in it and there are no promises, terms, conditions or obligations oral or written, expressed or implied other than those contained in this Agreement.

      11.2 No other variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to in writing and signed by the Principal.

12.   FORCE MAJEURE

      If the performance of this Agreement is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it, the party so affected upon giving proper notice to the other party shall be excused from performance to the extent of the prevention, restriction or interference but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under the Agreement with the utmost dispatch whenever such causes are removed or diminished.

13.   HEADINGS

      The headings of conditions are for convenience of reference only and shall not affect their interpretation.


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AS WNITESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.


Signed on behalf of Peak Entertainment Ltd:

/s/ P. Odgen
(Director)

Date:     7/3/05

Signed on behalf of

/s/ M. Diprose         M. Diprose
(Director)

Date:     7/3/05


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                                   SCHEDULE 1

                              INTELLECTUAL PROPERTY

MUFFIN THE MULE - It has been agreed that Peak will have the option to convert all net cash received from sales of MTM rights and received by Maverick from now up to and including 1st July 2005 and convert that income to back end share in MTM.

This will be covered in a separate Co-Production Agreement at an agreed rate of 3% for every (pound)50,000 advanced up to a cap of (pound)400,000.


SNAILSBURY TAILS


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                                   SCHEDULE 2

It is agreed that Maverick will retain exclusively all the Video, DVD, and Publishing rights exclusively in UK & Eire.

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